Exhibit 16


                             Greenway Partners, L.P.
                           277 Park Avenue, 27th Floor
                               New York, NY 10172


                                 March 25, 1999


Mr. Howard Stein
c/o Greenway Partners, L.P.
277 Park Avenue, 27th Floor
New York, NY  10172

Dear Howard:

             You have consented to serve as a nominee (a "Greenway Nominee") of Greenway Partners, L.P. ("Greenway") for election as a director of Venator Group, Inc. (the "Company") at the Company's 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"). In connection therewith, we mutually agree as follows:

      1. We agree to indemnify you and hold you harmless from and against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in any settlement) actually incurred or suffered by you in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you are made a party or threatened to be made a party by reason of any action or inaction taken or omitted in connection with your service as a Greenway Nominee, the solicitation of proxies in respect of the Greenway Nominees (which include, in addition to yourself, Alfred D. Kingsley, Gary K. Duberstein and Howard Stein) in connection with the 1999 Annual Meeting and any communication to the Company's shareholders or filings with the Securities and Exchange Commission relating thereto (including, without limitation, proxy statements, solicitation materials and statements on Schedule 13D). Notwithstanding anything to the contrary contained herein, we shall not have any obligation to indemnify or hold you harmless from any such expense, liability or loss arising out of your fraud, willful misconduct or gross negligence.

      2. Upon receipt by you of actual notice of the commencement of an action or proceeding against you in respect of which indemnity may be sought hereunder, you shall promptly notify us with respect thereto (provided that failure to so notify us shall not relieve us from any liability which we may have on account of this agreement, except to the extent we shall have been actually and materially prejudiced by such failure) and we may elect to assume the defense thereof, including the employment of counsel reasonably satisfactory to you, and shall have the right to settle such action or proceeding (providing that such settlement provides for an unconditional release of you from any liabilities in respect thereof). You shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at your expense unless (a) we have agreed to pay the fees and expenses of such counsel, (b) we shall have failed promptly (after notice thereof from you) to assume the defense of such action or proceeding and employed counsel reasonably satisfactory to you in any such action or proceeding, or (c) the named parties to any such action or proceedings include you and us and you shall have been advised by counsel that there are one or more legal defenses available to us which are different from or additional to those available to you which, if we and you were to be represented by the same counsel, would constitute a conflict of



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interest for such counsel or prejudice the prosecution of defenses available to you in which case, if you notify us in writing that you elect to employ separate counsel at our expense, we shall not have the right to assume the defense of such action or proceeding on your behalf (it being understood, however, that we shall not, in connection with any such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses or more than one separate firm of attorneys (together with appropriate local counsel) at any time for you and you shall instruct each separate counsel to reasonably cooperate with us in order to reduce fees and expenses for which we are liable). We shall not be liable for any settlement of any litigation or proceeding affected without our written consent (which consent shall not be unreasonably withheld), but, if settled with such consent, we agree to indemnify you from and against any loss or liability by reason of such settlement.

      3. This agreement is the only agreement between the parties hereto with respect to the subject matter hereof.

      4. This agreement may be signed in counterparts, each of which shall be deemed to be an original instrument, and all of which shall together constitute one and the same agreement.

      5. This agreement shall be governed by the laws of the State of New York without regard to the principles thereof relating to the conflict or choice of laws.

            If the foregoing reflects our mutual understanding and agreement, please so indicate by signing a duplicate of this letter where indicated below and returning it to the undersigned.

                                    Very truly yours,


                                    GREENWAY PARTNERS, L.P.

                                    By:   Greenhouse Partners, L.P.
                                          General Partner

                                    By:   /s/ Gary K. Duberstein
                                          ----------------------------
                                          Gary K. Duberstein
                                          General Partner


Accepted and Agreed:

By:   /s/ Howard Stein
      --------------------------
      Howard Stein




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